Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277804

PROSPECTUS

Up to 2,461,538 Shares of Common Stock

This prospectus relates to the offer and resale of shares of common stock by the selling stockholders identified in this prospectus, or their permitted transferees, of up to 2,461,538 shares of our common stock issued to the selling stockholders identified in this prospectus in a private placement transaction that was closed on January 17, 2024. We will not receive any of the proceeds from the sales of shares by the selling stockholders.

The selling stockholders may offer and sell such shares of common stock from time to time through ordinary brokerage transactions or through any other means described in this prospectus. Sales of our common stock by the selling stockholders may occur at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Our common stock is quoted on the OTC Market Group, Inc.’s OTCQX Market under the symbol “FSUN.” On March 14, 2024, the last reported sale price of our common stock was $35.50.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 5 of this prospectus, in any applicable prospectus supplement and in the documents that are incorporated or deemed incorporated by reference into this prospectus before investing in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 15, 2024.

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About this Prospectus

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling stockholders. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. Any information or statement contained or incorporated by reference in this prospectus will be deemed to be modified or superseded by any inconsistent information or statement contained or incorporated by reference in a prospectus supplement. Accordingly, if there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement and any documents that we incorporate by reference in this prospectus or any prospectus supplement, together with the additional information referred to under the heading “Where You Can Find More Information,” before you invest.

You should rely on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it as having been authorized by or on behalf of the Company or any selling stockholder. Neither we nor any selling stockholder is making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website at www.sec.gov.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

In this prospectus and any accompanying prospectus supplement, unless the context suggests otherwise, references to the “Company,” “FirstSun,” “we,” “us,” and “our” mean the combined business of FirstSun Capital Bancorp and its wholly-owned subsidiaries, including Sunflower Bank, National Association (“Sunflower Bank”) and Logia Portfolio Management, LLC (“Logia”), and the term “securities” refers to the shares of our common stock that may be sold by the selling stockholders pursuant to this prospectus and any accompanying prospectus supplement.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus and any applicable prospectus supplement (including the documents and information incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement) and any free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. You can identify these statements because they are not limited to historical fact or they use words such as “expects,” “intends,” “believes,” “may,” “will,” “would,” “could,” “should,” “plan,” “anticipate,” “estimate,” “possible,” “likely” or other indications that the particular statements are not historical facts.  Examples of forward-looking statements would include statements with respect to management’s current beliefs and expectations regarding future plans, strategies and financial performance, regulatory developments or approvals, industry and economic trends, our proposed business combination with HomeStreet, Inc. (which we refer to as “HomeStreet”, and which proposed business combination we sometimes refer to as the “HomeStreet merger”), and other matters.

Forward-looking statements are subject to risks, uncertainties and other factors (including, without limitation, those referred to herein under “Risk Factors”) that may change at any time and may cause our actual results to differ materially from those that we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors on future results, and we cannot anticipate all factors that could affect future results that may be important to you. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	the failure to obtain necessary regulatory approvals for the proposed HomeStreet merger when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed HomeStreet merger);
•	the failure of HomeStreet to obtain the requisite shareholder approval for the proposed merger with FirstSun, or the failure of either party to satisfy any of the other closing conditions to the proposed HomeStreet merger on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of FirstSun or HomeStreet to terminate the merger agreement FirstSun entered into with HomeStreet;

•	the possibility that the anticipated benefits of the proposed HomeStreet merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where FirstSun and HomeStreet do business or as a result of other unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities resulting from the announcement or completion of the proposed HomeStreet merger;

•	potential fluctuations or unanticipated changes in the interest rate environment, including interest rate changes made by the Federal Reserve, replacements of LIBOR and replacement or reform of other interest rate benchmarks, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
•	other actions of the Federal Reserve and legislative and regulatory actions and reforms;

•	the potential effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as inflation and recessions, epidemics and pandemics, terrorist activities, wars and other foreign conflicts, essential utility outages, climate change, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation;
•	the potential effects of pandemics or public health conditions on the economic and business environments in which we operate, including the impact of actions taken by governmental authorities to address these situations, and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers;
•	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;
•	the risk that we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;
•	competition from financial institutions and other financial service providers including non-bank financial technology providers and our ability to attract customers from other financial institutions;
•	any unanticipated or greater than anticipated adverse conditions in the national or local economies in which we operate;
•	our loan concentration in industries or sectors that may experience unanticipated or greater than anticipated adverse conditions than other industries or sectors in the national or local economies in which we operate;
•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
•	cyber-security risks and the vulnerability of our network and online banking portals, and the systems or parties with whom we contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect our business and financial performance or reputation;
•	risks with respect to our ability to identify and complete future mergers or acquisitions as well as our ability to successfully expand and integrate those businesses and operations that we acquire;
•	the risks of expansion into new geographic or product markets;
•	the inability to manage strategic initiatives and/or organizational changes;
•	our ability to attract and retain key employees;
•	volatility in the allowance for credit losses resulting from the CECL methodology, either alone or as that may be affected by conditions affecting our business;
•	changes in accounting principles, policies, practices or guidelines;
•	our reliance on third parties to provide key components of our business infrastructure and services required to operate our business;
•	the availability of and access to capital; failures of internal controls and other risk management systems;
•	the outcome (including judgments, costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) of pending or threatened litigation or of matters before or involving regulatory agencies, whether currently existing or commencing in the future, including any regulatory matter or potential litigation related to the proposed HomeStreet merger;

•	losses due to fraudulent or negligent conduct of our customers, third-party service providers or employees;
•	the failure of FirstSun and any investor party to satisfy any of the closing conditions to the acquisition finance securities purchase agreement that we entered into concurrently with our entry into the merger agreement with HomeStreet, which we refer to as the “acquisition finance securities purchase agreement”, on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of any investor to terminate their obligations under the acquisition finance securities purchase agreement;
•	the impact of purchase accounting with respect to the proposed HomeStreet merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed HomeStreet merger;
•	the integration of the business and operations of HomeStreet, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to HomeStreet’s existing business;
•	business disruptions resulting from or following the proposed HomeStreet merger;
•	potential delays in closing the proposed HomeStreet merger, including potential delays in closing the proposed merger of HomeStreet Bank with Sunflower Bank;
•	dilution caused by the issuance of additional shares of our common stock in the proposed HomeStreet merger or in capital raising transactions related to the proposed HomeStreet merger;
•	limitations on our ability to declare and pay dividends and other distributions from our bank to our holding company, which could affect our holding company’s liquidity, including its ability to pay dividends to stockholders or take other capital actions; and
•	additional factors that may be disclosed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we have filed or subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as described below under “Incorporation of Certain Information by Reference” and in any prospectus supplement or free writing prospectus that is provided to you in connection with an offering of securities pursuant to this prospectus.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that we make from time to time in our other SEC filings and public communications. You should evaluate forward-looking statements in the context of these risks and uncertainties and are cautioned not to place undue reliance on such forward-looking statements. Please keep this cautionary note in mind as you read this prospectus, the documents incorporated and deemed to be incorporated by reference herein and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We cannot assure you that we will realize the results, performance or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. Forward-looking statements included or incorporated by reference in this prospectus are made only as of the date hereof. We undertake no obligation, and specifically disclaim any duty, to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

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PROSPECTUS SUMMARY

FIRSTSUN CAPITAL BANCORP

FirstSun Capital Bancorp is a financial holding company that was organized as a corporation under the laws of the State of Delaware in 2016. FirstSun Capital Bancorp provides a full spectrum of deposit, lending, treasury management, wealth management and online banking products and services through its wholly-owned subsidiaries: (i) Sunflower Bank, a national banking association that operates as Sunflower Bank, N.A., First National 1870 and Guardian Mortgage and (ii) Logia, a registered investment advisor organized under the laws of the State of Kansas that provides discretionary investment management to retail and institutional accounts.

Sunflower Bank was founded in 1892 and offers a full range of specialized financial services to business customers as well as relationship-focused services to meet personal, business and wealth management financial objectives for its customers, with a branch network in Texas, Kansas, Colorado, New Mexico, Arizona and Washington and mortgage banking capabilities in 43 states. Our product line includes commercial loans and commercial real estate loans, residential mortgage and other consumer loans, a variety of commercial, consumer and private banking deposit products, including noninterest-bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit and treasury management products and services. We also offer wealth management and trust products including personal trust and agency accounts, employee benefit and retirement related trust and agency accounts, investment management and advisory agency accounts, and foundation and endowment trust and agency accounts.

As of December 31, 2023, we had consolidated total assets of $7.9 billion, net loans of $6.2 billion, deposits of $6.4 billion and stockholders’ equity of $0.9 billion.

Our principal executive office is located at 1400 16th Street, Suite 250, Denver, Colorado 80202 and our telephone number is (303) 831-6704. Our website is https://ir.firstsuncb.com. Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

RECENT DEVELOPMENTS

Proposed Acquisition of HomeStreet

On January 16, 2024, FirstSun entered into an Agreement and Plan of Merger, which we refer to as the “HomeStreet merger agreement,” that provides for the combination of FirstSun and HomeStreet. Under the HomeStreet merger agreement, Dynamis Subsidiary, Inc., a wholly-owned subsidiary of FirstSun, will merge with and into HomeStreet, with HomeStreet remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun, in a transaction we refer to as the “first step merger.” This surviving entity, immediately following the first step merger and as part of a single integrated transaction, will merge with and into FirstSun, in a transaction we refer to as the “second step merger.” Immediately following the completion of the second step merger, HomeStreet’s wholly-owned subsidiary, HomeStreet Bank, a Washington state-chartered bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank as the surviving bank, in a transaction we refer to as the “bank merger.” All references in this prospectus to the “combined company” refer to FirstSun immediately following completion of the second step merger.

Upon the terms and subject to the conditions set forth in the HomeStreet merger agreement, at the effective time of the merger, each share of common stock of HomeStreet issued and outstanding immediately prior to the merger effective time, subject to certain exceptions, will be converted into the right to receive 0.4345 of a share

(the “exchange ratio”) of FirstSun common stock. Holders of such HomeStreet common Stock, subject to certain exceptions, will also be entitled to receive cash in lieu of fractional shares of FirstSun common stock.

Consummation of the proposed HomeStreet merger is subject to the satisfaction of customary closing conditions including receipt of necessary HomeStreet shareholder and regulatory approvals. The HomeStreet merger agreement provides certain termination rights for both FirstSun and HomeStreet and further provides that a termination fee will be payable by either us or HomeStreet, as applicable, upon termination of the HomeStreet merger agreement under certain circumstances.

HomeStreet (Nasdaq: HMST) headquartered in Seattle, Washington, operates as the bank holding company for HomeStreet Bank that provides commercial, mortgage, and consumer/retail banking services primarily in the Western United States. The company offers personal and business checking, savings accounts, interest-bearing, money market accounts, and certificates of deposit; credit cards, insurance, and cash management services As of December 31, 2023, HomeStreet’s business included a branch network in Washington, California, Oregon, and Hawaii, along with lending offices in Utah and Idaho, and HomeStreet’s consolidated financial statements reflected total consolidated assets of approximately $9.4 billion, total deposits of approximately $6.8 billion, total liabilities of approximately $8.9 billion and shareholders’ equity of approximately $0.5 billion.

Investment Agreements

Upfront Securities Purchase Agreement

Concurrently with entry into the HomeStreet merger agreement, FirstSun entered into an upfront securities purchase agreement (which we refer to as the “upfront securities purchase agreement”) with certain funds managed by Wellington Management Company, LLP, pursuant to which we issued 2,461,538 shares of our common stock in a private placement. This transaction closed on January 17, 2024. The institutional investors that participated in this private placement were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).  The institutional investors that participated in this private placement are the selling stockholders referred to herein, and the 2,461,538 shares of our common stock issued to them in this private placement are covered by this prospectus.

Under the terms of the upfront securities purchase agreement, FirstSun is also obligated, concurrently with the closing of the proposed HomeStreet merger, to issue to the selling stockholders, warrants (which we refer to as the “Warrants”) to purchase approximately 1.15 million shares of FirstSun common stock with such Warrants having an initial exercise price of $32.50 per share. The warrants will carry a term of three years. In the event the proposed HomeStreet merger is not consummated, no Warrants will be issued.

Acquisition Finance Securities Purchase Agreement

Concurrently with its entry into the HomeStreet merger agreement, FirstSun entered into an acquisition finance securities purchase agreement (which we refer to as the “acquisition finance securities purchase agreement,” and together with the upfront securities purchase agreement, as the “investment agreements”), dated January 16, 2024, with the selling stockholders and certain other institutional investors (who we refer to as “additional institutional investors” and, collectively with the selling stockholders, as the “institutional investors”). The institutional investors that entered into the acquisition finance securities purchase agreement were accredited investors.  Pursuant to the acquisition finance securities purchase agreement, on the terms and subject to the conditions set forth therein, substantially concurrently with the closing of the merger, the institutional investors will invest an aggregate of $95 million in exchange for the sale and issuance, at a purchase price of $32.50 per share, approximately 2.92 million shares of FirstSun common stock.

The acquisition finance securities purchase agreement contains customary representations, warranties and agreements of each party, including an obligation of FirstSun to provide customary resale registration rights to the additional institutional investors. Under the terms of the acquisition finance securities purchase agreement, FirstSun is obligated to undertake reasonable best efforts to consummate the merger and may not amend, modify, or agree to waive certain terms under the HomeStreet merger agreement without the consent of the institutional investors. The closing of the investments under the acquisition finance securities purchase agreement is conditioned on the substantially concurrent closing of the merger and other customary closing conditions.

Registration Rights Agreements

In connection with the upfront securities purchase agreement, FirstSun and the selling stockholders also entered into a registration rights agreement (which we refer to as the “upfront registration rights agreement”), dated January 16, 2024, pursuant to which FirstSun agreed to, among other things, provide customary resale registration rights with respect to the shares of our common stock obtained by the selling stockholder pursuant to the investment agreements, including those issued upon exercise of the Warrants. Under the upfront registration rights agreement, the selling stockholders are be entitled to resale registration rights and rights to request a certain number of underwritten shelf takedowns, in each case, subject to certain limitations as set forth in the upfront registration rights agreement. Failure to meet the resale registration statement filings or effectiveness deadlines, and certain other events, set forth in the upfront registration rights agreement may result in our payment to the selling stockholders of liquidated damages in the amount of 1% of the purchase price per month pending effective registration.

The acquisition finance securities purchase agreement contemplates that, in connection with the closing of the investments under the acquisition finance securities purchase agreement, FirstSun will enter into a resale registration rights agreement with each additional investor (which we refer to as the “acquisition finance registration rights agreement”), the material terms and conditions of which are consistent with the terms and conditions of the upfront registration rights agreement.

The summaries of selected provisions of the HomeStreet merger agreement, upfront securities purchase agreement, upfront registration rights agreement, the Warrants, the acquisition finance securities purchase agreement, and the acquisition finance registration rights agreement appearing in this prospectus are not complete and are qualified in their entirety by the HomeStreet merger agreement, upfront securities purchase agreement (including the form of Warrant attached as an exhibit thereto), the upfront registration rights agreement, and the acquisition finance securities purchase agreement, which are included as exhibits to our current report on Form 8-K filed with the SEC on January 19, 2024 and incorporated by reference into this prospectus. We urge you to read those documents for a more complete description of their respective terms.

The Offering

Issuer	FirstSun Capital Bancorp

Common Stock Offered by the Selling Stockholders	Up to 2,461,538 shares of our common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Market for Common Stock	Our common stock is currently quoted on OTCQX Market under the symbol “FSUN.”

Risk Factors	See “Risk Factors” referenced on page 5 of this prospectus as well as the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

Risk Factors

An investment in our securities involves risks. Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set forth below, you should carefully read and consider the risks and uncertainties appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC that are incorporated by reference into this prospectus, as well as the risk factors and other information contained in any applicable prospectus supplement and any related free writing prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that are not presently known to us or that we currently deem immaterial that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Proposed HomeStreet Merger

Termination of the HomeStreet merger agreement could negatively affect FirstSun.

If the proposed HomeStreet merger is not completed for any reason, including as a result of HomeStreet shareholders failing to approve the merger proposal, there may be various adverse consequences. The consummation of the proposed HomeStreet merger is subject to the receipt of requisite regulatory, approval of the HomeStreet shareholders and the satisfaction of other closing conditions. If the proposed HomeStreet merger is not completed for any reason, including as a result of HomeStreet shareholders failing to approve the merger proposal at the HomeStreet shareholders meeting or the imposition of a materially burdensome regulatory condition resulting in either FirstSun or HomeStreet refusing to consummate the proposed HomeStreet merger, there may be various adverse consequences and FirstSun may experience negative reactions from the financial markets and from its customers and employees. For example, FirstSun’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the proposed HomeStreet merger, without realizing any of the anticipated benefits of completing the proposed HomeStreet merger.

Additionally, if the HomeStreet merger agreement is terminated, the market price of the FirstSun common stock could decline to the extent that current market prices reflect a market assumption that the proposed HomeStreet merger will be beneficial and will be consummated. FirstSun also could be subject to litigation related to any failure to complete the proposed HomeStreet merger or to proceedings commenced against FirstSun to perform its obligations under the HomeStreet merger agreement.

Changes in the market price of FirstSun common stock may result from a variety of factors, including, but not limited to, changes in, or changes in sentiment in, the market regarding FirstSun’s or HomeStreet’s assets, liabilities, operations or business prospects, changes in interest rates, changes in market sentiment to FirstSun’s entry into the HomeStreet merger agreement, and any potential changes to the HomeStreet merger agreement.

Changes in the market price of FirstSun common stock may result from a variety of factors, including, but not limited to, changes in, or changes in sentiment in, the market regarding FirstSun’s or HomeStreet’s assets, liabilities, operations or business prospects, changes in interest rates, changes in market sentiment to FirstSun’s entry into the HomeStreet merger agreement, and any potential changes to the HomeStreet merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of FirstSun’s and/or HomeStreet’s management or of securities analysts and investors;
•	developments in FirstSun’s and/or HomeStreet’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting the banking industry generally or FirstSun’s and/or HomeStreet’s business and operations;
•	operating and securities price performance of companies that investors consider to be comparable to FirstSun and/or HomeStreet;
•	changes in estimates or recommendations by securities analysts or rating agencies;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by FirstSun, HomeStreet or their competitors; and
•	changes in global financial markets and economies and general market conditions, such as interest rates, foreign exchange rates, or stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of FirstSun and HomeStreet.

The success of the proposed HomeStreet merger will depend on a number of uncertain factors and may cause the market price of FirstSun common stock to fluctuate.

The success of the proposed HomeStreet merger will depend on a number of factors, including, without limitation:

•	The consummation of the proposed HomeStreet merger is subject to the satisfaction (or waiver, if permitted) of all requisite closing conditions as specified in the HomeStreet merger agreement, including, without limitation, receipt of regulatory and HomeStreet stockholder approval;
•	FirstSun’s ability to integrate the business and operations of HomeStreet following consummation of the proposed HomeStreet merger;
•	FirstSun’s ability to limit the outflow of deposits held by legacy HomeStreet customers and to successfully retain and manage interest-earning assets (i.e., loans) that may be acquired in the proposed HomeStreet merger;
•	FirstSun’s ability to control the incremental noninterest expense in a manner that enables it to maintain a favorable overall efficiency ratio;
•	FirstSun’s ability to retain and attract the appropriate personnel; and
•	FirstSun’s ability to earn acceptable levels of interest and noninterest income, including fee income;

Additionally, no assurance can be given that the business and operations of HomeStreet will not adversely affect FirstSun’s existing profitability, that FirstSun will be able to achieve results in the future similar to those achieved by its existing banking business, or that FirstSun will be able to manage any growth resulting from the proposed HomeStreet merger effectively.

Combining FirstSun and HomeStreet may be more difficult, costly or time consuming than expected and FirstSun may fail to realize the anticipated benefits of the proposed HomeStreet merger.

The success of the proposed HomeStreet merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of FirstSun and HomeStreet. To realize the anticipated benefits and cost savings from the proposed HomeStreet merger, FirstSun and HomeStreet must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If FirstSun and HomeStreet are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the proposed HomeStreet merger could be less than anticipated, and integration may result in additional unforeseen expenses. An inability to realize the full extent of the anticipated benefits of, the proposed HomeStreet merger, as well as any delays encountered in the integration process, could have an adverse effect upon the capital position, revenues, levels of expenses and operating results of the combined company following the completion of the proposed HomeStreet merger, which may adversely affect the value of the common stock of the combined company following the completion of the proposed HomeStreet merger.

FirstSun and HomeStreet have operated and, until the completion of the proposed HomeStreet merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the proposed HomeStreet merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of FirstSun and HomeStreet during this transition period and for an undetermined period after completion of the proposed HomeStreet merger on the combined company.

The combined company may be unable to retain HomeStreet personnel successfully after the proposed HomeStreet merger is completed.

The success of the proposed HomeStreet merger will depend in part on the combined company’s ability to retain the talents and dedication of employees currently employed by HomeStreet. The consummation of the proposed HomeStreet merger will expand FirstSun’s market areas to include operations in Washington, California, Hawaii, Oregon and other smaller markets, and retaining HomeStreet personnel within such markets is important to the success of the integration of the operations and business of HomeStreet and the success of the combined company. It is possible that these employees may decide not to remain with HomeStreet while the proposed HomeStreet merger is pending or with the combined company after the proposed HomeStreet merger is consummated. If employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating HomeStreet to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, FirstSun may not be able to locate suitable replacements for any such employees who leave the combined company, or to offer employment to potential replacements on reasonable terms. Further, FirstSun’s lack of operating experience in HomeStreet’s existing markets may adversely impact the combined company’s ability to successfully compete in such market areas without retaining HomeStreet’s employees.

The combined company expects to incur substantial expenses related to the proposed HomeStreet merger.

The combined company expects to incur substantial expenses in connection with completing the proposed HomeStreet merger and combining the business, operations, networks, systems, technologies, policies and procedures of FirstSun and those of HomeStreet. Although FirstSun and HomeStreet have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the proposed HomeStreet merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the proposed HomeStreet merger.

In addition, before completing the proposed HomeStreet merger, each of FirstSun and HomeStreet will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the HomeStreet merger agreement. In preparation for the consummation of the proposed HomeStreet merger, the companies will also incur the additional costs and expenses of preparing and filing the Registration Statement, printing and mailing the proxy statement/prospectus to solicit HomeStreet shareholder approval of the merger proposal, and all filing and other fees expected to be paid to the SEC, bank regulatory authorities and other governmental agencies in connection with the proposed HomeStreet merger. If the proposed

HomeStreet merger is not completed, FirstSun would have to recognize these expenses without realizing the anticipated benefits of the proposed HomeStreet merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the proposed HomeStreet merger.

Before the proposed HomeStreet merger, including the bank merger, may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, the OCC and other regulatory authorities. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the HomeStreet merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the HomeStreet merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the proposed HomeStreet merger or will otherwise reduce the anticipated benefits of the proposed HomeStreet merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the proposed HomeStreet merger. Additionally, the completion of the proposed HomeStreet merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the HomeStreet merger agreement.

Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the HomeStreet merger agreement, neither FirstSun, HomeStreet nor their respective subsidiaries are required under the terms of the HomeStreet merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the proposed HomeStreet merger.

The unaudited pro forma combined financial information incorporated by reference in this prospectus is preliminary and the actual financial condition and results of operations of the combined company after the proposed HomeStreet merger may differ materially.

The unaudited pro forma combined financial incorporated by reference in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the proposed HomeStreet merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the HomeStreet identifiable assets acquired and liabilities assumed at fair value, and to record any resulting bargain purchase gain or goodwill recognized. The fair value estimates reflected in unaudited pro forma combined information are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of HomeStreet as of the date of the completion of the proposed HomeStreet merger, which fair value is directly impacted by, among other things, changes in interest rates. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments incorporated by reference in this prospectus. The actual financial condition and results of operations of the combined company after the proposed HomeStreet merger may differ materially from those reflected in the unaudited pro forma combined financial incorporated by reference in this prospectus.

The HomeStreet merger agreement may be terminated in accordance with its terms, and the proposed HomeStreet merger may not be consummated.

The obligation of the HomeStreet merger agreement parties to consummate the proposed HomeStreet merger is subject to a number of conditions that must be satisfied or waived in order to consummate the proposed HomeStreet merger. Those conditions include, among other things: (i) receiving the requisite approval by the HomeStreet shareholders of certain matters relating to the proposed HomeStreet merger at HomeStreet’s special meeting of shareholders; (ii) the receipt of the requisite regulatory approvals and that no requisite regulatory approval contains any materially burdensome regulatory condition; (iii) the absence of any order, injunction, decree or other legal restraint preventing the consummation of the proposed HomeStreet merger, the bank merger or any of the other transactions contemplated by the HomeStreet merger agreement or making the completion of the proposed HomeStreet merger, the bank merger or any of the other transactions contemplated by the HomeStreet merger agreement illegal; and (iv) the registration statement of which this proxy statement/prospectus is a part becoming effective by the SEC under the Securities Act. Each party’s obligation to consummate the proposed HomeStreet merger is also subject to certain additional conditions, including: (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party (including the absence of any material adverse effect, as defined in the HomeStreet merger agreement); (b) the performance in all material respects by the other party of its obligations under the HomeStreet merger agreement; (c) the receipt by each party of an opinion from its counsel to the effect that the proposed HomeStreet merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (d) the FirstSun common stock issued in the proposed HomeStreet merger having been authorized for listing on the Nasdaq; and (e) FirstSun taking all necessary actions to elect or appoint the legacy HomeStreet directors to the board of directors of the combined company and combined bank.

These conditions to the consummation of the proposed HomeStreet merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the proposed HomeStreet merger may not be consummated. In addition, the parties can mutually decide to terminate the HomeStreet merger agreement at any time, before or after the requisite HomeStreet shareholder approval, or FirstSun or HomeStreet may elect to terminate the HomeStreet merger agreement in certain other circumstances, including by FirstSun upon the occurrence of a material adverse effect under certain circumstances with respect to HomeStreet or by HomeStreet upon the occurrence of a material adverse effect under certain circumstances with respect to FirstSun.

In connection with completion of the proposed HomeStreet merger, FirstSun will assume HomeStreet’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the proposed HomeStreet merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under FirstSun’s existing indebtedness.

Upon the closing of the proposed HomeStreet merger, FirstSun will assume HomeStreet’s outstanding indebtedness. FirstSun’s existing debt (including HomeStreet’s assumed indebtedness), together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and stockholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	restrict the combined company from paying dividends to its stockholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

HomeStreet, and, consequently, FirstSun will be subject to business uncertainties while the proposed HomeStreet merger is pending.

Uncertainty about the effect of the proposed HomeStreet merger on employees and customers may have an adverse effect on HomeStreet, and, consequently, the combined company. These uncertainties may impair HomeStreet’s ability to attract, retain, and motivate key personnel until the proposed HomeStreet merger is completed, and could cause customers and others that deal with HomeStreet to seek to change existing business relationships with HomeStreet. Retention of certain employees by HomeStreet may be challenging while the proposed HomeStreet merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with HomeStreet and, ultimately, the combined company, the combined company’s business could be harmed.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of FirstSun and HomeStreet.

Shareholders of FirstSun or HomeStreet may file lawsuits against FirstSun, HomeStreet and/or the directors and officers of either company in connection with the proposed HomeStreet merger. One of the conditions to the closing is that there must be no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the proposed HomeStreet merger or any of the other transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting FirstSun or HomeStreet from completing the proposed HomeStreet merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to FirstSun or HomeStreet, including any cost associated with the indemnification of directors and officers of each company. FirstSun and HomeStreet may incur costs in connection with the defense or settlement of any stockholder or shareholder lawsuits filed in connection with the proposed HomeStreet merger. Such litigation could have an adverse effect on the financial condition and results of operations of FirstSun and HomeStreet and could prevent or delay the completion of the proposed HomeStreet merger.

After the completion of the proposed HomeStreet merger, holders of FirstSun common stock will have a reduced ownership and voting interest in the combined company and will exercise less influence over management.

Upon completion of the proposed HomeStreet merger is completed, each HomeStreet shareholder and equity award holder who receives shares of FirstSun common stock will become a FirstSun stockholder. Based on the number of shares of HomeStreet common stock and HomeStreet equity awards outstanding as of March 6, 2024, the total number of shares of FirstSun common stock estimated to be issued to holders of HomeStreet common stock and equity awards in connection with, and subject to, the completion of the merger is approximately 8.438 million shares. In addition, FirstSun is also obligated, substantially concurrently with the closing of the proposed HomeStreet merger, to issue to the selling stockholders Warrants (having an initial exercise price of $32.50 per share, and a term of three years) to purchase approximately 1.15 million shares of FirstSun common stock and to issue to the institutional investors approximately 2.92 million shares of FirstSun common stock at a purchase price of $32.50 per share. Based on the number of shares of FirstSun and HomeStreet common stock outstanding as of the close of business on February 16, 2024, and based on the number of shares of FirstSun common stock estimated to be issued to holders of HomeStreet common stock and equity awards in the proposed HomeStreet merger and, in connection the closing of the merger, expected to be issued pursuant to the acquisition finance securities purchase agreement, the former holders of HomeStreet common stock and equity awards, as a group, are estimated to own approximately 22% of the outstanding common shares of the combined company immediately after completion of the proposed HomeStreet merger, and the holders of FirstSun common stock, as a group, immediately prior to the HomeStreet merger, including and together with the institutional investors that purchase shares of FirstSun common stock pursuant to the acquisition finance securities purchase agreement in connection with the completion of the HomeStreet merger, are estimated to own approximately 78% of the outstanding shares of the combined company immediately after completion of the proposed HomeStreet merger (assuming no exercise of FirstSun stock options prior to the closing of the HomeStreet merger, and excluding shares issuable upon exercise of the FirstSun stock options and the Warrants). And because of this, FirstSun stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of FirstSun.

There is a limited trading market for FirstSun common stock, which would hinder your ability to sell our common stock and may lower the market price of FirstSun common stock.

Our common stock is currently quoted on the OTC Market Group, Inc.’s OTCQX Market. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of our common stock on short notice. In addition, the total number of our outstanding shares less the shares beneficially owned by our directors, executive officers and greater than 5% stockholders, is quite limited. As a result, there is not currently an active trading market for our common stock. Accordingly, shareholders should consider the potential illiquid and long-term nature of an investment in FirstSun common stock.

A closing condition to the HomeStreet merger agreements (and consistent with undertakings in the acquisition finance securities purchase agreement), FirstSun is required to uplist its common stock to Nasdaq. And pursuant to undertakings in the upfront purchase agreement, FirstSun is required to use its reasonable best efforts to list its common stock on a Nasdaq (or the New York Stock Exchange or the NYSE American) within 120 days of January 17, 2024, provided that, to the extent reasonably necessary to effect the transactions contemplated by the HomeStreet merger agreement, FirstSun may extend such deadline by up to 60 days with the prior written consent of the selling stockholders (which consent shall not be unreasonably withheld, delayed or conditioned), regardless of whether the HomeStreet merger is consummated. If the proposed HomeStreet merger is completed, the shares of FirstSun common stock which will be issued to HomeStreet shareholders in the proposed HomeStreet merger will be freely transferable. However, regardless of whether the HomeStreet merger is completed, there is a limited trading market in FirstSun common stock, which may hinder shareholders’ ability to sell FirstSun common stock and may lower the market price of the stock. The development of a trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of FirstSun. Accordingly, investing in FirstSun stock could potentially be illiquid and a long-term investment. Even though the FirstSun stockholder base would increase as a result of the completion of the proposed HomeStreet merger and even if the FirstSun common stock beginning trading on Nasdaq or any other stock exchange, there can be no assurance that an active and liquid trading market for FirstSun will develop, or once developed, will continue.

The market price of FirstSun common stock after completion of the proposed HomeStreet merger may be affected by factors different from and in addition to those affecting the shares of FirstSun currently.

FirstSun’s business differs from that of HomeStreet. HomeStreet’s business, assets, liabilities, financial condition, results of operations and prospects are of major significance with respect to the combined company. Accordingly, the business, assets, liabilities, financial condition, results of operations and prospects of the combined company and the market price of FirstSun common stock after the completion of the proposed HomeStreet merger may be affected by factors different from and in addition to those currently affecting the independent business, assets, liabilities, financial condition, results of operations and prospects of FirstSun. Among other things, the net interest income, assets, such as securities and loans, and economic value of equity of the combined company are expected to have different sensitivities to changes in interest rates than the current sensitivities of net interest income, assets, such as securities and loans, and economic value of equity of FirstSun independently to changes in interest rates.

Issuance of shares of and Warrants to purchase FirstSun common stock in connection with the proposed HomeStreet merger may adversely affect the market price of FirstSun common stock.

In connection with the completion of the proposed HomeStreet merger, FirstSun expects to issue approximately 8.194 million shares of FirstSun common stock to HomeStreet shareholders, approximately 0.244 million shares of FirstSun common stock to the holders of HomeStreet equity awards, approximately 2.92 million shares of

FirstSun common stock to the institutional investors at a purchase price of $32.50 per share, and to the selling stockholders Warrants (having an initial exercise price of $32.50 per share, and a term of three years) to purchase approximately 1.15 million shares of FirstSun common stock. The issuance of these new shares and Warrants to acquire FirstSun common stock may result in fluctuations in the market price of FirstSun common stock, including a stock price decrease.

Sales by the selling stockholders or other FirstSun stockholders of substantial amounts of our common stock, as well as the anticipation of such sales by the public markets, could depress the market price of our common stock.

This prospectus covers the resale from time to time by the selling stockholders of up to 2,461,538 shares of our common stock. In addition, FirstSun previously filed a resale shelf registration statement, which was declared effective by the SEC on November 1, 2023 and remains in effect, with respect to the potential resale of up to 20,368,691 shares of our common stock by certain stockholders, including certain significant stockholders, of FirstSun. If the proposed HomeStreet merger is completed, the shares of FirstSun common stock which will be issued to HomeStreet shareholders in the proposed HomeStreet merger will be freely transferable, and FirstSun will be required to file resale shelf registration statements with respect to the resale by the institutional investors (including selling stockholders) of up to approximately 2.92 million shares of FirstSun common stock that would be issued pursuant to the acquisition finance securities purchase agreement and the resale by the selling stockholders of up to approximately 1.15 million shares of FirstSun common stock issuable upon exercise of the Warrants.

Sales by the selling stockholders, or other stockholders of FirstSun, before or after any completion of the HomeStreet merger, of significant amounts of our common stock, as well as the anticipation of such sales by the public markets, could cause the market price of our common stock to decline. These sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of our common stock.

To the extent that sales by the selling stockholders occur prior to consummation of the proposed HomeStreet merger, purchasers of such shares will be subject to the risk that the proposed HomeStreet merger may not close. Failure to complete the proposed HomeStreet merger could severely disadvantage FirstSun. Assuming the proposed HomeStreet merger does close, purchasers of shares offered by the selling stockholders may be subject to additional risks of the combined company.

The selling stockholders may begin selling the shares of our common stock offered hereby as soon as the registration statement of which this prospectus is a part is declared effective. It is possible that sales hereunder will commence prior to the consummation of the proposed HomeStreet merger. If you purchase shares offered pursuant to this prospectus prior to the closing of our proposed HomeStreet merger, your investment in our common stock will be subject to the risk that the proposed HomeStreet merger may not close. Closing of the proposed HomeStreet merger is subject to satisfaction (or waiver, if permitted) of all requisite closing conditions as specified in the HomeStreet merger agreement, including, without limitation, receipt of regulatory and HomeStreet stockholder approval. If for any reason the closing of the proposed HomeStreet merger does not occur, that failure could adversely affect our business and could make it difficult for us to attract other acquisition partners in the future, and the value of the common stock you purchase pursuant to this prospectus could decline.

Even if the proposed HomeStreet merger closes, the combined company may be subject to different or increased risks as compared with the pre-mergers FirstSun business. For example, if the combined company resulting from the mergers does not successfully integrate FirstSun and HomeStreet, or if the combined company does not successfully integrate any other banks or other businesses that the combined company may acquire in the future, the combined company may be adversely affected, and the value of the common stock you purchase pursuant to this prospectus could decline. We cannot assure you that the proposed HomeStreet merger will be consummated, or if consummated, that the integration of the businesses and the desired synergies will be realized as or to the extent hoped for.

Use of Proceeds

All of the common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling stockholders will pay any underwriting discounts, selling commissions and any legal fees and expenses of legal counsel for any such selling stockholder in connection with registering or disposing of their common stock. The Company will bear all other fees and expenses incident to the Company’s performance or compliance with its obligations under the upfront registration rights agreement incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel and independent registered public accountants.

Description of Capital Stock

In this section “Description of Capital Stock,” the “Company,” “we,” “our,” “us” or “FirstSun” refer only to FirstSun Capital Bancorp and not to any of its subsidiaries.

The following description of our capital stock is a summary only and is subject to, and is qualified in its entirety by reference to, applicable provisions of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”), our bylaws, as amended (our “bylaws”), the Delaware General Corporation Law, as amended (the “DGCL”), and our stockholders’ agreement with certain FirstSun stockholders, dated June 19, 2017, as amended (the “Stockholders’ Agreement”). We urge you to read the applicable provisions of the DGCL, our certificate of incorporation, our bylaws and the Stockholders’ Agreement. Our certificate of incorporation and our bylaws, and Stockholders’ Agreement are incorporated herein by reference. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following information is as of the date of this registration statement; however, the Stockholders’ Agreement will automatically terminate upon consummation of the proposed HomeStreet merger.

General

The FirstSun certificate of incorporation authorizes the issuance of capital stock consisting of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of February 16, 2024, FirstSun had 27,422,177 shares of common stock outstanding, and no shares of preferred stock outstanding. As of December 31, 2023, FirstSun had 369 holders of record of FirstSun’s common stock. On or prior to closing of the proposed HomeStreet merger, FirstSun intends to file an amendment to its certificate of incorporation to increase the number of FirstSun’s authorized shares of capital stock from 60,000,000 to 110,000,000, consisting of 100,000,000 shares of FirstSun common stock and 10,000,000 shares of preferred stock. Such amendment to the certificate of incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

The authorized but unissued shares of FirstSun’s common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or FirstSun’s equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval is required for the issuance of authorized shares of common stock.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of FirstSun common stock are fully paid and nonassessable. Our common stock is quoted on the OTC Market Group, Inc.’s OTCQX Market under the symbol “FSUN.”

Voting Rights

In general, each outstanding share of FirstSun common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of FirstSun common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of FirstSun preferred stock.

Prior to the consummation of the proposed HomeStreet merger, pursuant to the Stockholders’ Agreement, nominees for the board of directors are designated for nomination in accordance with the Stockholders’ Agreement. The Stockholders’ Agreement is described in greater detail in FirstSun’s most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference”

and “Where You Can Find More Information.” In addition, the Stockholders’ Agreement has been amended to, among other things, provide that the Stockholders’ Agreement will terminate automatically and without further action by any party thereto upon the consummation of the proposed HomeStreet merger. These amendments to the Stockholders’ Agreement are described in greater detail in FirstSun’s Current Report on Form 8-K filed with the SEC on January 9, 2024 and FirstSun’s Current Report on Form 8-K filed with the SEC on January 19, 2024, which are both incorporated by reference into this registration statement. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Nominees for the board of directors are designated for nomination in accordance with the Stockholders’ Agreement. Following a termination of the Stockholders’ Agreement, generally, a majority of the entire board of directors shall nominate each director; provided, that, effective upon closing of the proposed HomeStreet merger and the termination of the Stockholders’ Agreement, FirstSun has entered into board representative letter agreements with the five following FirstSun stockholders such that the stockholders will retain the right to appoint a director to the combined company board of directors, in each case, so long as certain stock ownership thresholds are maintained: entities affiliated with Lightyear Fund III, LP; Twin Meadow VHC Trust U/A/D 5/25/2011 (associated with Mollie Hale Carter); Aquiline SGB Holdings LLC; JLL/FCH Holdings I, LLC; and the Karen Hale Young Family Irrevocable Trust U/A/D 5/25/2011 (associated with Karen Hale Young).

Pursuant to the acquisition finance securities purchase agreement, FirstSun and Castle Creek Capital Partners VIII, L.P. (“Castle Creek”) have entered into an agreement to provide certain governance and other rights to Castle Creek upon and subject to consummation of the closing of the HomeStreet merger and Castle Creek’s related investment in FirstSun. Among other such rights, upon and subject to consummation of the closing of the HomeStreet merger, Castle Creek will initially appoint an observer to the board of directors of FirstSun, and, upon Castle Creek’s request after the earlier of six months or a private equity investor losing a board nomination right pursuant to its existing agreements with FirstSun, Castle Creek will receive the right, so long as Castle Creek maintains beneficial ownership of at least 40% of the shares of FirstSun common stock acquired pursuant to the acquisition finance securities purchase agreement, to nominate an individual for election or appointment to the board of directors of FirstSun.

There is no cumulative voting in the election of directors. Assuming a quorum is present, FirstSun’s directors are elected by holders of common stock by a plurality vote. Election of directors need not be by written ballot. Directors shall hold office until their successors shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the DGCL, FirstSun’s certificate of incorporation, or, prior to the consummation of the proposed HomeStreet merger, the Stockholders’ Agreement. FirstSun’s certificate of incorporation and bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation and Bylaws and Provisions of Delaware Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the FirstSun board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If FirstSun issues preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If FirstSun voluntarily or involuntarily liquidates, dissolves or winds up, holders of FirstSun common stock are entitled to share equally and ratably in FirstSun’s assets legally available for distribution after payment of, or adequate provision for, all of FirstSun’s debts and liabilities. These rights are subject to the preferential liquidation rights of any series of FirstSun preferred stock that may then be outstanding.

Holders of FirstSun common stock have no preference, conversion, exchange, sinking fund or redemption rights and, except with respect to certain stockholders as set forth in the Stockholders’ Agreement (which will automatically terminate upon consummation of the proposed HomeStreet merger), have no preemptive rights to purchase or subscribe for any of securities of FirstSun.

Preferred Stock

FirstSun’s certificate of incorporation provides that the FirstSun board of directors may issue, without stockholder approval, preferred stock in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

The description of the shares of each series of preferred stock, including the powers, preferences and relative participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series will be set forth in resolutions adopted by the FirstSun board of directors and in an amendment to FirstSun’s certificate of incorporation filed as required by the DGCL. Accordingly, the FirstSun board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FirstSun common stock and, under certain circumstances, discourage an attempt by others to gain control of FirstSun.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, FirstSun’s future capital needs, then existing market conditions and other factors that, in the judgment of the FirstSun board of directors, might warrant the issuance of preferred stock.

Quorum of the Board and Manner of Acting

Under FirstSun’s certificate of incorporation and bylaws, a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), and as described in more detail below, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

Supermajority Board Approval for Certain Matters

Under FirstSun’s bylaws and the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), FirstSun may not, and may not permit any of its subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of the entire FirstSun board of directors:

•	effect any merger, consolidation or other business combination or sale of a significant portion of its assets (in a single transaction or series of related transactions) to any unaffiliated person or entity;

•	acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 125% of the aggregate tangible book value of the assets being acquired;

•	acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 7.5% of the aggregate tangible book value of the assets of FirstSun and its subsidiaries;

•	effect an initial public offering or registration of a class of FirstSun’s securities under the Exchange Act, except as would be caused by the exercise by a stockholder of its rights under any applicable registration rights agreement;

•	effect any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to its creditors or any similar transaction;

•	issue, redeem, repurchase or amend the terms of any FirstSun securities or securities of a subsidiary, as applicable; provided that such requirement will generally not apply to (a) issuances to employees, officers, directors or consultants of FirstSun or its subsidiaries pursuant to employee benefit plans or compensatory arrangements; (b) issuances, redemptions, repurchases or amendments made as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction (whether or not otherwise subject to supermajority board approval); (c) issuances made pursuant to a written requirement to raise additional capital issued by the Federal Reserve or any other regulatory authority; or (d) any exercise by FirstSun or any of its subsidiaries as pledgee (such pledgee, in its capacity as such, a “CFS Pledgee”) under that certain Stock Pledge and Security Agreement dated as of May 6, 2010 between CFS Company of Delaware, LLC, as debtor, and Strategic Growth Banking Partners, LLC, as secured party and predecessor of FirstSun, of its right to foreclose upon, or exercise any remedy available to a secured lender resulting in the ownership of any FirstSun common stock pledged to it (such pledged FirstSun common stock, “CFS Pledged Shares” by the CFS Pledgee, including the various actions referred to in clause (j) of the definition of “Permitted Transferee” in the Stockholders’ Agreement;

•	sell or otherwise transfer any CFS Pledged Shares;

•	sell or otherwise transfer any security of a subsidiary; provided that such requirement will not apply to sales or other transfers to a wholly-owned subsidiary of FirstSun;

•	pay any dividends or otherwise make a distribution with respect to any securities other than on a pro rata basis to all holders of the relevant class or series thereof;

•	approve any operating budget or long-term strategic business plan or any amendment to any such budget or plan, or approve any material deviation from any previously approved operating budget or long-term strategic business plan;

•	determine the compensation and/or benefits of any executive officer (including, for the avoidance of doubt, the chief executive officer, the chief financial officer, the president and the chief operating officer); and

•	adopt or modify any material employee benefit plan or arrangement providing for compensation, bonus, profit sharing, equity or other incentive compensation, investment, vacation, welfare, severance post-employment, retirement or other benefits.

Majority Board Approvals for Certain Matters

Under FirstSun’s bylaws, FirstSun may not, and may not permit its subsidiaries to, directly or indirectly, take any of the following actions without the prior affirmative vote or written consent of at least a majority of the entire board:

•	change in any way the principal nature of its business or enter into any line of business unrelated to the principal nature of its business;

•	effect any material sale, transfer, lease, pledge, assignment, conveyance or other disposition of any property or assets;

•	enter into any material joint venture, partnership or similar arrangement;

•	incur, assume or guarantee any indebtedness for borrowed money (or any amendment of any instrument representing any such indebtedness for borrowed money) in an amount in excess of $75 million (in any single transaction or series of related transactions); or

•	designate, elect, appoint, replace or remove any member of the board of directors of any bank subsidiary; provided that the composition of the board of directors of any such bank subsidiary will at all times meet any director independence requirements required under applicable law.

Corporate Opportunities

Under FirstSun’s certificate of incorporation, which references to the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), to the fullest extent permitted by applicable law, no significant stockholder (as defined in the Stockholders’ Agreement), affiliate of any significant stockholder, or any of their respective affiliates, other than the chairman of the FirstSun board or an executive officer of FirstSun (or a controlled affiliate of the chairman of the FirstSun board or an executive officer of FirstSun), is required to refer or present any particular business opportunity to FirstSun or any of its subsidiaries, and no act or omission by any such significant stockholder in accordance with the corporate opportunities provisions of FirstSun’s certificate of incorporation and the Stockholders’ Agreement will be considered a breach of any fiduciary duty to FirstSun. For the avoidance of doubt, the relevant provision of our certificate of incorporation and our bylaws which incorporate the provisions of the Stockholders’ Agreement will no longer apply following the consummation of the merger and the automatic termination of the Stockholders’ Agreement to the extent these relevant provisions incorporate the terms of the Stockholders’ Agreement.

Amending FirstSun’s Certificate of Incorporation or Bylaws

Certificate of Incorporation. Any provision of FirstSun’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of at least 66 2/3% of the outstanding shares of FirstSun capital stock entitled to vote must approve changes to the provisions in FirstSun’s certificate of incorporation regarding the board of directors, limitation of liability and indemnification of officers and directors, corporate opportunities, amendment of the certificate of incorporation, and amendment of the bylaws.

Bylaws. The bylaws may be amended or repealed by the FirstSun board of directors or the stockholders in accordance with the DGCL, the certificate of incorporation, and the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger); provided, that, (a) any amendments to the provisions related to the classification of the board, director elections, board quorum and manner of acting or the majority board approval requirements require consent of FirstSun and stockholders holding at least two-thirds of FirstSun common stock then outstanding, and (b) any amendment to the provision related to the supermajority board approval requirements for certain matters require consent of FirstSun and stockholders holding at least 80% of FirstSun common stock then outstanding.

Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law

 FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), in addition to the DGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of FirstSun’s certificate of incorporation, bylaws, Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger) and the DGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement, as well as applicable provisions of the DGCL.

Classification of the Board of Directors. FirstSun’s directors are divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

A classified board of directors promotes continuity and stability of management, but makes it more difficult for the stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. FirstSun believes that classification of the board of directors will help to assure the continuity and stability of its business strategies and policies as determined by its board of directors.

The Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger) requires that the FirstSun board of directors be classified and any amendment to this requirement requires, among other things, that each stockholder with a board designation right, as described below, consent to such amendment.

Composition of the Board of Directors. FirstSun’s certificate of incorporation provides that FirstSun must not have less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors. FirstSun’s board of directors is currently comprised of nine directors.

Under the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), the size of the FirstSun board of directors is currently set at ten, and the FirstSun stockholders with board designation rights, which we refer to as the “designating stockholders,” have the exclusive right to designate nominees for election to nine board seats. Currently, one designating stockholder has chosen not to nominate directors to its respective seat, and, therefore, there are currently eight directors serving on the board pursuant to designating stockholders, one director designated by the FirstSun board of directors, and one vacant board seat.

Under the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), the board nomination rights of certain designating stockholders terminate immediately prior to the completion of an underwritten public offering of FirstSun’s securities, other than under a Form S-4 or Form S-8 registration statement. Further, under the Stockholders’ Agreement (which will automatically terminate upon the consummation of the proposed HomeStreet merger), certain private equity fund stockholders retain their board nomination rights following an underwritten public offering, subject to selling their shares as described in greater detail in FirstSun’s most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Following a consummation of the proposed HomeStreet merger and the resulting automatic termination of the Stockholders’ Agreement, generally, a majority of the entire board of directors would nominate each director; provided, that, effective upon closing of the proposed HomeStreet merger, and the termination of the Stockholders’ Agreement, FirstSun has entered into board representative letter agreements with the five following FirstSun stockholders such that the stockholders will retain the right to appoint a director to the combined company board of directors, in each case, so long as certain stock ownership thresholds are maintained: entities affiliated with Lightyear Fund III, LP; Twin Meadow VHC Trust U/A/D 5/25/2011 (associated with Mollie Hale Carter); Aquiline SGB Holdings LLC; JLL/FCH Holdings I, LLC; and the Karen Hale Young Family Irrevocable Trust U/A/D 5/25/2011 (associated with Karen Hale Young).

Pursuant to the acquisition finance securities purchase agreement, FirstSun and Castle Creek have entered into an agreement to provide certain governance and other rights to Castle Creek upon and subject to consummation of the closing of the HomeStreet merger and Castle Creek’s related investment in FirstSun. Among other such rights, upon and subject to consummation of the closing of the HomeStreet merger, Castle Creek will initially appoint an observer to the board of directors of FirstSun, and, upon Castle Creek’s request after the earlier of six months or a private equity investor losing a board nomination right pursuant to its existing agreements with FirstSun, Castle Creek will receive the right, so long as Castle Creek maintains beneficial ownership of at least 40% of the shares of FirstSun common stock acquired pursuant to the acquisition finance securities purchase agreement, to nominate an individual for election or appointment to the board of directors of FirstSun.

Removal of Directors. FirstSun’s certificate of incorporation and bylaws provide that a director may only be removed with cause by the affirmative vote of holders of at least 50% of the votes entitled to be cast in the election of directors. In addition, while the Stockholders’ Agreement is active, a director is required to resign at such time the designating stockholder that nominated such director for election loses its designation right under the Stockholders’ Agreement. Following removal of any director, if the removed director was one of the board nominees that was nominated by a specific stockholder, the applicable stockholder will have the right to designate the replacement director until the next applicable election of directors.

Under the Stockholders’ Agreement (which will automatically terminate upon consummation of the proposed HomeStreet merger), if there is a vacancy on the FirstSun board with respect to a board seat designated by a designating stockholder, the applicable designating stockholder will have the exclusive right to designate another individual to fill such vacancy. Except as otherwise provided in the Stockholders’ Agreement (which will automatically terminate upon consummation of the proposed HomeStreet merger), any vacancy to be filled by reason of an increase in the number of directors shall be filled by a majority vote of the directors serving at the time of such increase.

Ability to Call a Special Meeting. Special meetings of FirstSun stockholders may be called only (a) by the chairman of the board of directors or the Chief Executive Officer; or (b) by the Secretary, following written demand to call a special meeting from a majority of the board of directors or from stockholders of record who own at least 30% of all of the outstanding shares of FirstSun common stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Absence of Cumulative Voting. There is no cumulative voting in the election of FirstSun directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Authorized and Unissued Shares. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Business Combinations under Delaware Law. FirstSun has not opted out of Section 203 of the DGCL in its certificate of incorporation. Under Section 203 of the DGCL, subject to exceptions, FirstSun is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, subject to certain exceptions, an “interested stockholder” generally includes holders of 15% or more of FirstSun’s outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring FirstSun to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Effect of Anti-Takeover Provisions

The foregoing provisions of FirstSun’s certificate of incorporation, bylaws, Stockholders’ Agreement (which will automatically terminate upon consummation of the proposed HomeStreet merger) and Delaware law could have the effect of discouraging an acquisition of FirstSun or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of FirstSun common stock. In addition, such provisions may make FirstSun less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

The FirstSun board of directors believes that the provisions described above are prudent and will reduce FirstSun’s vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the FirstSun board of directors. The FirstSun board of directors believes that these provisions are in its best interests and the best interests of FirstSun stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine FirstSun’s true value and to negotiate more effectively for what may be in the best interests of FirstSun stockholders. Accordingly, the board of directors believes that it is in FirstSun’s best interests and in the best interests of FirstSun stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The FirstSun board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Registration Rights Agreements

On June 19, 2017, FirstSun entered into a registration rights agreement, which was amended effective as of April 1, 2022 (as amended, the “2017 registration rights agreement”) with certain stockholders pursuant to which it is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring FirstSun to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the 2017 registration rights agreement, which agreement will remain in effect following the closing, if applicable, of the proposed HomeStreet merger. The 2017 registration rights agreement is described in greater detail in FirstSun’s most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” FirstSun previously filed a resale shelf registration statement, which was declared effective by the SEC on November 1, 2023 and remains in effect, with respect to the potential resale of up to 20,368,691 shares of our common stock by stockholders party to the 2017 registration rights agreement.

On January 17, 2024, in connection with the upfront securities purchase agreement, FirstSun and the selling stockholders entered into the upfront registration rights agreement, pursuant to which FirstSun agreed to, among other things, provide customary resale registration rights with respect to the shares of our common stock obtained by the selling stockholder pursuant to the investment agreements, including those issued upon exercise of the Warrants, if such Warrants are issued. Under the upfront registration rights agreement, the selling stockholders are be entitled to resale registration rights and rights to request a certain number of underwritten shelf takedowns, in each case, subject to certain limitations as set forth in the upfront registration rights agreement. Failure to meet the resale registration statement filings or effectiveness deadlines, and certain other events, set forth in the upfront registration rights agreement may result in our payment to the selling stockholders of liquidated damages in the amount of 1% of the purchase price per month pending effective registration.

The acquisition finance securities purchase agreement, entered into on January 16, 2024 contemplates that, in connection with the closing of the investments under the acquisition finance securities purchase agreement in connection with and subject to the consummation of the proposed HomeStreet merger, FirstSun will enter into a resale registration rights agreement with each additional investor under the acquisition finance securities purchase agreement, the material terms and conditions of which are consistent with the terms and conditions of the upfront registration rights agreement and which will require additional resale registration statements to be filed by FirstSun following the closing of the acquisition finance securities purchase agreement. The closing of the investments under the acquisition finance securities purchase agreement is conditioned on the substantially concurrent closing of the merger and other customary closing conditions.

The summaries of selected provisions of the HomeStreet merger agreement, 2017 registration rights agreement, upfront registration rights agreement, Warrants, and acquisition finance registration rights agreement appearing in this prospectus are not complete and are qualified in their entirety by the HomeStreet merger agreement, 2017 registration rights agreement, upfront securities purchase agreement (including the form of Warrant attached as an exhibit thereto), upfront registration rights agreement, and acquisition finance securities purchase agreement, each of which are incorporated by reference into this prospectus. We urge you to read those documents for a more complete description of their respective terms. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the selling stockholders of up to an aggregate of 2,461,538 shares of common stock.  The following table sets forth to our knowledge, certain information about the selling stockholders as of February 16, 2024, based on information furnished to us by the selling stockholders.  Each selling stockholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.  All of the shares of common stock being offered under this prospectus were acquired by the selling stockholders in a private placement transaction that was closed on January 17, 2024, as described above under the heading, “Prospectus Summary—Investment Agreements” beginning on page 2.

The shares of common stock sold in this private placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act.  The shares were offered only to persons who were accredited investors.  In connection therewith, the investors made to us certain representations, warranties, covenants and conditions customary for private placement investments.

The shares of common stock sold in the private placement represented approximately 9.9% and 9.0% of the shares of our outstanding common stock before and after the private placement, respectively.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Percentage of beneficial ownership is based on 27,422,177 shares of common stock outstanding as of February 16, 2024.  Shares shown as beneficially owned after the offering assume that all shares being offered under this process are sold.  Since the date each of the selling stockholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling stockholders named below.

The following table provides information regarding the beneficial ownership of our common stock held by the selling stockholders as of February 16, 2024 and the shares included in the offering.

	Shares of Common Stock
	Beneficially		Beneficially	As a Percent of
	Owned Prior to		Owned After	Total Outstanding
	the Sale of All		the Sale of All	After the Sale of
Name	Shares Covered by this Prospectus(1)	Covered by this Prospectus	Shares Covered by this Prospectus	Shares Covered by this Prospectus(1)(2)
Bay Pond Investors (Bermuda) L.P.(3)	440,609	440,609	—	0%
Bay Pond Partners, L.P.(3)	1,508,542	1,508,542	—	0%
Ithan Creek Master Investors (Cayman), L.P.(3)	408,232	408,232	—	0%
Wellington Global Multi-Strategy Master Fund (Cayman) L.P.(3)	2,812	2,812	—	0%
Wellington Institutional Multi-Strategy Master Fund (Cayman) L.P.(3)	3,176	3,176	—	0%
Wellington Pagosa Fund (Cayman) II, Ltd.(3)	22,361	22,361	—	0%
Wellington-CIS Diversifying Strategies Fund (Cayman) L.P.(3)	9,208	9,208	—	0%
Wolf Creek Investors (Bermuda) L.P.(3)	44,521	44,521	—	0%
Wolf Creek Partners, L.P.(3)	22,077	22,077	—	0%
Total	2,461,538	2,461,538	—	0%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Accordingly, the number and percentage of shares beneficially owned does not include any shares that may be acquired pursuant to the acquisition finance securities purchase agreement, or pursuant to the exercise of the Warrant that may be issued, when and if the proposed HomeStreet merger is consummated. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 27,422,177 shares as of February 16, 2024.

(2)	Assumes that all shares of common stock covered by this prospectus will be sold in the offering.

(3)	Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the securities pursuant to WMC’s capacity as investment adviser on behalf of such Selling Stockholders. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 204 partners (as of January 1, 2024). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in its Form ADV filed with the SEC.

The selling stockholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling stockholder is party (each also a selling stockholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling stockholders are not obligated to sell any of the shares of our common stock offered by this prospectus.

Each of the selling stockholders may be deemed to be an affiliate of a broker-dealer. Each selling stockholder has confirmed to FirstSun that it bought the shares of common stock to be resold in the ordinary course of business, and at the time of purchase of the shares of common stock to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock.

Upfront Registration Rights Agreement

In connection with the private placement, we entered into the upfront registration rights agreement with each of the selling stockholders.  The upfront registration rights agreement contains cross-indemnification provisions between us and the selling stockholders.  However, no selling stockholder is required to provide indemnification pursuant to the upfront registration rights agreement in an amount in excess of the proceeds of the sales of the registrable shares by such selling holder.

Pursuant to the upfront registration rights agreement, we agreed to, among other things, (i) prepare and file with the SEC, on or before March 4, 2024, which was extended to March 8, 2024, a registration statement registering the shares for resale and (ii) use commercially reasonable efforts to cause such registration statement to be declared effective, subject to certain exceptions, by the SEC as soon as practicable after filing but in no event later than 90 days from the closing of the private placement (or 120 days from the closing of the private placement in the event the SEC reviews the registration statement).  We agreed to use our reasonable best efforts to keep the registration statement effective for resales until the date that all of the shares of our common stock included in the registration statement have (1) been resold under a registration statement or under Rule 144 promulgated under the Securities Act, (2) ceased to be outstanding, or (3) been sold in a private transaction in which the selling stockholder’s rights under the upfront registration rights agreement have not been assigned to the transferee. Failure to meet these deadlines and certain other events may result in the company’s payment to the selling stockholders of liquidated damages in the amount of 1.0% of the purchase price per month pending effective registration.

The selling stockholders will pay any underwriting discounts, selling commissions and any legal fees and expenses of legal counsel for any such selling stockholder in connection with registering or disposing of their common stock. The Company will bear all other fees and expenses incident to the Company’s performance or compliance with its obligations under the upfront registration rights agreement incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel and independent registered public accountants.

The summary of selected provisions of the upfront registration rights agreement appearing above is not complete and is qualified in its entirety by the upfront securities purchase agreement (including the form of Warrant attached as an exhibit thereto), the upfront registration rights agreement, and the acquisition finance securities purchase agreement, which are included as exhibits to our current report on Form 8-K filed with the SEC on January 19, 2024 and incorporated by reference into this prospectus. We urge you to read those documents for a more complete description of their respective terms.

Plan of Distribution

We are registering the shares of common stock issued to the selling stockholders in a private placement transaction that was closed on January 17, 2024, to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares. The selling stockholders will pay any underwriting discounts, selling commissions and legal fees and expenses of legal counsel for any such selling stockholder in connection with registering or disposing of their common stock. We will bear all other fees and expenses incident to our obligation to register the shares of common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on any such national securities exchange or quotation service or in the over-the-counter market, and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If a selling stockholder effects such transactions by selling shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from a selling stockholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal. The upfront registration rights agreement provides that such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction may not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the shares of common stock covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and, if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective by the Commission, the selling stockholders may deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer or agents participating in the distribution of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed, to any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such selling stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Each selling stockholder and any other person participating in such distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

We will pay all expenses of the registration of the Common Shares pursuant to the upfront registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Legal Matters

Certain legal matters in connection with the common stock offered by this prospectus will be passed upon by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

Experts

The consolidated financial statements of FirstSun as of and for the years ended December 31, 2023 and 2022, have been audited by Crowe LLP, an independent registered public accounting firm, and have been incorporated by reference herein and in the registration statement in reliance upon the report of such auditor given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of HomeStreet as of December 31, 2023, and for the year ended December 31, 2023, have been audited by Crowe LLP, an independent registered public accounting firm, and have been incorporated by reference herein and in the registration statement in reliance upon the report of such auditor given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of HomeStreet as of December 31, 2022, and for each of the two years in the period ended December 31, 2022, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before termination of the offering covered by this prospectus, except, in each case, to the extent that any information contained therein is deemed to be “furnished” rather than “filed” with the SEC in accordance with its rules (unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 7, 2024; and
•	our Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 16, 2024, January 19, 2024, and March 8, 2024 (in each case, other than the portions of those documents not deemed to be filed).

We will provide to each person to whom a prospectus or prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents). Requests should be directed to:

FirstSun Capital Bancorp

Attention: Corporate Secretary

1400 16th Street, Suite 250

Denver, Colorado 80202

Telephone number: (303) 831-6704

We maintain a website at ir.firstsuncb.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act and file with the SEC Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Our SEC filings, including the filings that are incorporated by reference into this prospectus, are available to the public from the SEC’s web site at www.sec.gov or on our website at ir.firstsuncb.com. Please note that our website address is provided in this prospectus as an inactive textual reference only. The information found on, or accessible through, our website is not a part of this prospectus or any prospectus supplement, and therefore is not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the SEC’s rules and regulations. For more complete information about us, or a more complete understanding any offering of securities that we might make, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact FirstSun, by calling (303) 962-0150, or HomeStreet, by calling (206) 515-2291.

PROSPECTUS

Up to 2,461,538 Shares of Common Stock

March 15, 2024